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                                                                     Exhibit 5.1


December 11, 2001



RadioShack Corporation
100 Throckmorton St., Suite 1800
Fort Worth, TX  76102

Ladies and Gentlemen:

I am the Senior Vice President, Corporate Secretary and General Counsel of RadioShack Corporation (the "Company") and have assisted with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended, (the "Act") of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 9,200,000 shares of common stock, $1.00 par value, of the Company (the "Shares") all in accordance with the terms of the RadioShack Corporation 2001 Incentive Stock Plan (the "Plan"). In such capacity, I have examined the Company's Restated Certificate of Incorporation, as amended, the Amended and Restated By-Laws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, in my opinion the Shares, when issued by the Company and fully paid for in accordance with the provisions of the Plan and any agreement applicable to such Shares (with the consideration received by the Company, being not less than the par value thereof), will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

Very Truly Yours,


/s/ Mark C. Hill
Mark C. Hill
Senior Vice President, Corporate Secretary and General Counsel